Exhibit 16.1

September 16, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by WINHA International Group Limited under Item 4.01 of its Form 8-K/A dated September 16, 2014. We agree with the statements concerning our Firm in paragraph 1, 2, 3 and 4 of such Form 8-K/A; we are not in a position to agree or disagree with other statements of WINHA International Group Limited contained therein.

Very truly yours,

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York 10001 • Phone 646.442.4845 • Fax 646.349.5200 • marcumbp.com